Exhibit 99.1

IKON ANNOUNCES FIRST QUARTER OF FISCAL YEAR 2007 RESULTS
EPS of $0.21 in Line with Guidance

Malvern, Pa. – January 25, 2007 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the first quarter of fiscal 2007 ended December 31, 2006. For the first quarter, net income was $27 million, or $0.21 per diluted share, representing a 20% increase over the adjusted $0.18 in the first quarter of fiscal year 2006, and in line with the Company’s previously communicated guidance of $0.20 to $0.22. As reported, earnings per diluted share increased 3% year over year.

Total revenue for the first quarter of fiscal year 2007 was $1 billion, down 3% year over year, including a 1% currency benefit. Targeted revenue, which represents 98% of total revenue, declined 2% compared to the same quarter last year.

Selling and administrative expenses decreased $26 million year over year and represented 28.6% of revenue in the first quarter, in line with the Company’s expense-to-revenue ratio goal of less than 29% for fiscal year 2007. The decrease in selling & administrative expenses was primarily driven by pension savings, and reductions in IT, real estate and other corporate expenses.

Operating income margin in the first quarter of 2007 was 4.9%, representing a 22 basis point improvement from the adjusted 4.6% reported in the first quarter of 2006. As reported, operating income margin declined 25 basis points year over year due to the gain from the sale of Kafevend in the first quarter of 2006.

The Company’s effective tax rate for the quarter was 31.5%. The Company anticipates the tax rate for the remainder of the fiscal year to be in the range of 36% to 37%, bringing the full year rate to between 35% and 36%.

“While we met our EPS guidance for the quarter, we are focused on our top line performance and are taking actions to address revenue growth,” said Matthew J. Espe, IKON’s Chairman and Chief Executive Officer. “We also remain focused on spending reductions and on the roll out of One Platform, our initiative to migrate to a single IT platform in the U.S. We continue to expect that our U.S. migration to One Platform will be two-thirds complete by the end of fiscal 2007.”

First Quarter 2007 Financial Details
Equipment revenue of $416 million, which includes the sale of copier/printer multifunction products, declined 2% from the first quarter of fiscal year 2006. The year-over-year decline was driven primarily by lower revenue in the black and white office and production segments due to continued pricing pressures in line with industry trends, partially offset by color revenue growth and currency. A higher mix of used equipment sales year over year also contributed to the revenue decline but helped improve the Company’s gross margin to 25.0% from 23.9% in the first quarter of fiscal year 2006.

Customer Service and Supplies revenue of $346 million, which includes revenue from the servicing of copier/printer equipment and direct sales of supplies, decreased 7% year over year. Customer Service revenue declined due to lower revenue per copy on flat total copy volume, partially offset by currency. The Company believes this declining year-over-year trend will continue, but improve as the year progresses. Gross margin on Customer Service and Supplies decreased to 43.9% from 46.4% a year ago, driven by lower revenue in Customer Service, partially offset by lower cost.

Managed and Professional Services revenue of $192 million, which includes both on-site and off-site Managed Services, as well as Professional Services, increased 9% compared to the first quarter of fiscal year 2006. Revenue grew in all three service areas. On-site Managed Services revenue grew 7% year over year, off-site Managed Services revenue grew 5%, and Professional Services revenue grew 37%. Gross margin on Managed and Professional Services increased to 26.0% from 25.4% a year ago, due to improvements in on-site Managed Services’ contract profitability and Professional Services.

Rental and Fees revenue of $35 million declined 12%, primarily due to the sale of the U.S. retained lease portfolio. Gross margin increased to 72.0% from 68.3% a year ago.

Targeted revenue includes all revenues except those categorized as “Other.” In fiscal 2007, Other revenue includes finance income from the Company’s European leasing business and revenue generated by the remaining European technology services and hardware businesses. In fiscal 2006, Other revenue also included finance income from the Company’s U.S. retained and German lease portfolios, which were sold during fiscal 2006.

Other revenue of $18 million declined 40% compared to the first quarter of fiscal year 2006, primarily due to the sale of the U.S. retained lease portfolio.

Balance Sheet and Liquidity
Cash was $366 million as of December 31, 2006, and cash used in operations totaled $8 million for the first quarter, compared to a usage of $38 million in the first quarter of last year. The Company generally uses cash in the first quarter primarily due to annual bonus payments. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $9 million for the first quarter, compared to $8 million for the first quarter of fiscal year 2006. Free cash flow improved $28 million year over year. The Company continues to anticipate that it will generate free cash flow in the range of $80 million to $120 million in fiscal 2007. The Company’s total debt-to-capital ratio remained stable at 33%.

For the first quarter, fully diluted weighted average shares were 129 million. At the end of the quarter, actual shares outstanding were 126 million, a reduction of 6% year over year, driven by the Company’s share repurchase program. The Company purchased 2 million shares for $34 million during the first quarter.

The Company recently solicited consents from the holders of its 2015 Notes to amend certain provisions of the related bond indenture. While the amendment was not approved by the required majority of note holders, this result does not affect the Company’s ability to continue its share repurchase program and maintain its dividend. The Company continues to expect to purchase $75 million to $100 million of its common stock during fiscal 2007, as previously communicated.

IKON’s Board of Directors approved the Company’s regular quarterly cash dividend of $0.04 per common share, payable on March 10, 2007 to holders of record at the close of business on February 20, 2007.

Outlook
“Looking ahead, for the second quarter of 2007 we expect earnings per diluted share to range from $0.19 to $0.21,” said Espe. “We are not pleased with our top line performance in the first quarter. However, we are accelerating color placements to increase our color copy volume mix, our product portfolio will continue to strengthen which will help us grow equipment placements and revenue, and we expect Managed and Professional Services to continue to deliver strong results. For these reasons, we believe our strategy to drive core growth is achievable. Additionally, we remain committed to continued spending reductions.

“Our expectations for fiscal year 2007 earnings per diluted share remain in the previously communicated range of $0.90 to $0.95.”

About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, Kofax, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2006 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the first quarter 2007 results and the Company’s outlook for fiscal year 2007 will be discussed on a conference call hosted by IKON at 10:00 a.m. ET on Thursday, January 25, 2007. The live audio broadcast of the call, with slides, can be accessed on IKON’s Investor Relations homepage or by calling (201)
689-8261. A complete replay of the conference call will also be available on IKON’s Investor
Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Investor Relations and then Calendar & Presentations. Beginning at 1:00 p.m. ET on January 25, 2007 and ending at midnight ET on January 30, 2007, a complete replay of the conference call can also be accessed via telephone by calling (877) 660-6853 or (201) 612-7415 and entering account number 270 and conference number 226457.

NON-GAAP INFORMATION: IKON will refer to certain non-GAAP measures during the conference call, which IKON believes provide a reasonable basis on which to present adjusted financial information that provides investors with a useful indication of the performance of IKON’s ongoing operations and financial position. This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. A reconciliation of these non-GAAP financial measures to GAAP can be found within the slide presentation.
MARK YOUR CALENDAR:

- IKON’s second quarter fiscal year 2007 results will be discussed on Thursday, April 26, 2007, on a conference call. More information on how to access the audio broadcast and replay will be provided at a later date.
- IKON will be hosting its Fiscal Year 2007 Investor Conference on May 9, 2007 in New York City.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected second quarter and full fiscal year 2007 results from continuing operations, color product strategies, our One Platform initiative, and our ability to execute on our strategic priorities, including growth objectives, improved operating efficiency and balanced capital strategy. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

The Company has reported its financial results in accordance with generally accepted accounting principles (GAAP). In addition, this news release contains certain non-GAAP financial measures, including targeted revenue, free cash flow, adjusted operating income for the prior year and adjusted earnings per diluted share for the prior year, which IKON believes provide investors with a useful indication of the performance of IKON’s ongoing operations and financial position.

IKON believes targeted revenue is a useful measure because it excludes Other revenue which consists of sold and de-emphasized operations.

Free cash flow is defined as cash from operations less expenditures for property and equipment, less expenditures for equipment on operating leases, plus proceeds from the sale of property and equipment and equipment on operating leases.  IKON believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments.

IKON believes adjusted operating income and adjusted earnings per diluted share for the prior year are useful because IKON reported the gain on the one-time sale of a non-strategic business, Kafevend, in the same period in the prior year, which is not a part of the ongoing operating income or earnings per share of the business.  IKON also reported a loss on extinguishment of debt, which is not a part of the ongoing earnings per share of the business. A reconciliation of these non-GAAP measures to GAAP can be found in the appendix of this release.

The reader is encouraged to evaluate these non-GAAP financial measures and the reasons IKON considers them useful for supplemental analysis.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)
		First Quarter Fiscal
		2007		2006
Revenues
Equipment		$416,237		$424,989
Customer service and supplies		345,970		371,223
Managed and professional services		192,243		176,382
Rental and fees		35,408		40,427
Other		18,026		29,842
		1,007,884		1,042,863

Cost of Revenues
Equipment		312,384		323,243
Customer service and supplies		194,230		199,053
Managed and professional services		142,252		131,646
Rental and fees		9,909		12,798
Other		11,997		13,930
		670,772		680,670

Gross Profit
Equipment		103,853		101,746
Customer service and supplies		151,740		172,170
Managed and professional services		49,991		44,736
Rental and fees		25,499		27,629
Other		6,029		15,912
		337,112		362,193

Selling and administrative		288,137		313,987
Gain on divestiture of business		—		4,924
Restructuring benefit		—		152

Operating income		48,975		53,282

Loss from the early extinguishment of debt		—		1,650
Interest income		3,360		2,571
Interest expense		12,452		13,798

Income from continuing operations before taxes on income		39,883		40,405
Taxes on income		12,546		12,773

Income from continuing operations		27,337		27,632
Discontinued Operations:
Operating income		—		19
Tax expense		—		8

Net income from discontinued operations		—		11

Net income		$27,337		$27,643

Basic Earnings Per Common Share
Continuing operations	$	0.21	$	0.21
Discontinued operations		—		—

Net income		$0.21	$	0.21

Diluted Earnings Per Common Share
Continuing operations	$	0.21	$	0.21
Discontinued operations		—		—

Net income		$0.21	$	0.21

Weighted Average Common Shares Outstanding, Basic		127,235		133,141

Weighted Average Common Shares Outstanding, Diluted		129,304		134,858

Operational Analysis:
Gross profit %, equipment		25.0%		23.9%
Gross profit %, customer service and supplies		43.9%		46.4%
Gross profit %, managed and professional services		26.0%		25.4%
Gross profit %, rental and fees		72.0%		68.3%
Gross profit %, other		33.4%		53.3%
Total gross profit %		33.4%		34.7%
Selling and administrative as a % of revenue		28.6%		30.1%
Operating income as a % of revenue		4.9%		5.1%

IKON Office Solutions, Inc.
Consolidated Balance Sheets
(in thousands and unaudited)
	December 31,	September 30,
	2006	2006
Assets
Cash and cash equivalents	$365,814	$414,239
Accounts receivable, net	562,171	589,973
Lease receivables, net	85,024	83,051
Inventories	267,117	214,792
Prepaid expenses and other current assets	31,907	34,742
Deferred taxes	50,817	46,504
Total current assets	1,362,850	1,383,301

Long-term lease receivables, net	241,222	222,333
Equipment on operating leases, net	80,501	83,248
Property and equipment, net	141,794	144,453
Deferred taxes	28,092	30,215
Goodwill	1,308,090	1,297,333
Other assets	71,490	74,543
Total Assets	$3,234,039	$3,235,426

Liabilities
Current portion of corporate debt	$2,035	$1,487
Current portion of non-corporate debt	156,822	152,971
Trade accounts payable	241,305	224,312
Accrued salaries, wages and commissions	73,572	109,090
Deferred revenues	111,911	118,146
Income taxes payable	25,876	15,831
Other accrued expenses	117,064	139,590
Total current liabilities	728,585	761,427

Long-term corporate debt	595,133	593,578
Long-term non-corporate debt	70,111	64,005
Other long-term liabilities	132,475	130,283
Shareholders’ Equity	1,707,735	1,686,133

Total Liabilities and Shareholders’ Equity	$3,234,039	$3,235,426

IKON Office Solutions, Inc.
Consolidated Statements of Cash Flows	Three months ended December 31
(in thousands and unaudited)	2006	2005
Cash Flows from Operating Activities
Net income	$27,337	$27,643
Net income from discontinued operations	—	11

Income from continuing operations	27,337	27,632
Additions (deductions) to reconcile net income to net cash used in operating activities:
Depreciation	17,143	17,251
Amortization	517	1,097
Gain from divestiture of business	—	(4,924)
Loss on disposal of property and equipment	151	633
Provision for losses on accounts receivable	1,754	97
Provision for deferred income taxes	(4,282)	(7,289)
Provision for lease default reserves	28	802
Stock-based compensation expense	2,848	2,551
Pension expense	524	16,844
Loss from the early extinguishment of debt	—	1,650
Changes in operating assets and liabilities, net of divestiture of businesses:
Decrease (increase) in accounts receivable	29,898	(20,214)
Increase in inventories	(51,051)	(17,328)
Decrease in prepaid expenses and other current assets	2,995	2,509
Increase (decrease) in accounts payable	15,235	(33,573)
(Decrease) increase in deferred revenue	(7,580)	2,877
Decrease in accrued expenses	(55,718)	(40,043)
Contributions to pension plans	(801)	(1,205)
Increase in taxes payable	12,886	15,329
Other	(324)	(722)

Net cash used in continuing operations	(8,440)	(36,026)
Net cash used in discontinued operations	—	(2,114)
Net cash used in operating activities	(8,440)	(38,140)

Cash Flows from Investing Activities
Proceeds from the divestiture of businesses and assets	—	19,128
Expenditures for property and equipment	(4,837)	(3,611)
Expenditures for equipment on operating leases	(7,345)	(7,371)
Proceeds from the sale of property and equipment and equipment on operating leases	2,732	2,823
Proceeds from the sale of lease receivables	53,481	51,142
Lease receivables — additions	(80,925)	(94,180)
Lease receivables — collections	24,597	122,389
Proceeds from life insurance	2,227	1,501
Other	76	(2,235)
Net cash (used in) provided by investing activities	(9,994)	89,586
Cash Flows from Financing Activities
Short-term corporate debt repayments, net	1	(29)
Repayment of other borrowings	(27)	(3,752)
Debt issuance costs	—	(821)
Corporate debt — repayments	(218)	(54,482)
Non-corporate debt — issuances	4,220	18,432
Non-corporate debt — repayments	(7,139)	(87,358)
Dividends paid	(5,092)	(5,249)
Increase in restricted cash	—	(5)
Proceeds from stock option exercises	10,283	5,283
Tax benefit relating to stock plans	788	2,962
Purchase of treasury shares	(34,091)	(33,392)
Net cash used in financing activities	(31,275)	(158,411)

Effect of exchange rate changes on cash and cash equivalents	1,284	(986)

Net decrease in cash and cash equivalents	(48,425)	(107,951)
Cash and cash equivalents at beginning of the year	414,239	373,705
Cash and cash equivalents at end of the period	$365,814	$265,754

IKON Office Solutions, Inc.
Non-GAAP Reconciliation
(in millions, except per share data)	Q1 FY06				Q1 FY07

	As Reported	Adj.		Non-GAAP

				Adjusted	As Reported

Revenue	$1,043			$1,043	$1,008
Gross profit margin	34.7%			34.7%	33.4%
Selling & Administrative expense ratio	30.1%			30.1%	28.6%
Operating income	53	(5)	(a)	$48	$49
Operating income margin	5.1%			4.6%	4.9%

Loss on early extinguishment of debt	2	(2)	(b)	—	—
Interest expense, net	11			11	9
Taxes on income	13	1	(c)	13	13
Net Income, continuing operations	28			24	27
Diluted EPS, continuing operations	$0.21			$0.18	$0.21

(a) Non taxable gain from the sale of Kafevend
(b) Loss from early extinguishment of debt
(c) Tax impact from early extinguishment of debt

May not add due to rounding